Exhibit 10.1

The Gap, Inc.

Nonemployee Director Deferred Compensation Plan

Suspension of Plan Effective January 6, 2005

WHEREAS, the American Jobs Creation Act of 2004 and any related transition rules (the “Act”) may have an adverse effect on any discounted stock options granted under the Nonemployee Director Deferred Compensation Plan as amended and restated December 9, 2003 (the “Plan”) on or after January 1, 2005; and

WHEREAS, on December 1, 2004, the Board of Directors of The Gap, Inc. delegated to each of the Chief Executive Officer, the Chief Financial Officer, and the Executive Vice President, Human Resources, the power and authority, each acting alone, to amend, terminate, and suspend the Plan as such officer deems necessary or appropriate in light of the Act (the “Authority”).

RESOLVED, that pursuant to the Authority, use of the Plan and any further deferrals or grants of stock options thereunder are hereby suspended.

FURTHER RESOLVED, that all deferral elections under the Plan are hereby suspended and all future Compensation (as defined in the Plan) shall be paid to the Participants (as defined in the Plan) in cash beginning with the Compensation due and payable with respect to the fiscal quarter ending January 29, 2005.

January 6, 2005

The Gap, Inc.

By	/s/ Eva Sage-Gavin
Name:	Eva Sage-Gavin
Title:	Executive Vice President, Human Resources